UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 16, 2008, Cabot Oil & Gas Corporation (the “Company”) entered into an amendment (the “Amendment”) to its revolving credit agreement to extend until October 10, 2010 the commitment period of the lenders who are signatories to the Amendment (the “Class A Lenders”) and re-establish an “accordion” feature to allow the Company in the future to increase from $350 million to $450 million the aggregate maximum commitments under the credit agreement. The commitments of the Class A Lenders represent approximately 90% of the aggregate commitments of all lenders under the credit agreement. Interest rates and commitment fees under the agreement are based on Euro-Dollar (LIBOR) or Base Rate (prime) indications, plus a margin. The Amendment amends these associated margins and fees for the Class A Lenders based on the percentage of total indebtedness to the Company’s debt limit of $1.2 billion (the “Debt Percentage” below), as shown below:

	Debt Percentage
	Less than or equal to 50%	Greater than 50% and less than or equal to 75%	Greater than 75% and less than or equal to 90%	Greater than 90%
Euro-Dollar Margin	1.750%	2.000%	2.250%	2.500%
Base Rate Margin	0.500%	0.750%	1.000%	1.250%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%

The agreement is unsecured and does not provide for subsidiary guaranties. A description of the credit agreement is contained in Note 4 of the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which description is incorporated by reference herein.

A copy of the Amendment is filed as Exhibit 4.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Amendment No. 4 to Credit Agreement dated as of December 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: December 18, 2008

EXHIBIT INDEX

Exhibit	Description
4.1	Amendment No. 4 to Credit Agreement dated as of December 4, 2008.

4